UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 12, 2008

OPEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 Via De La Valle, Suite 200

Solana Beach, California  92075

(Address of principal executive offices, including zip code)

(858) 794-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Warrant Financing

On September 12, 2008, Open Energy Corporation (the “Company” or “we”) entered into a definitive securities purchase agreement with The Quercus Trust.  The securities purchase agreement provides for the purchase by Quercus of warrants to acquire 235,000,000 shares of the Company’s common stock at a purchase price of $.02 per warrant share for a total of $4.2 million of cash, $300,000 of forgiveness of accrued interest on the Series B Convertible Notes held by Quercus and a $200,000 restructuring fee for the amendment of certain terms of the $3.5 million secured loan previously extended to the Company by Quercus.  The warrants would have an exercise price equal to $0.067 per share and will benefit from antidilution provisions.

Pursuant to the securities purchase agreement, the $3.5 million secured loan would be amended to (1) extend the maturity date of the secured loan from October 2008 to March 2009, (2) reduce the borrowing base collateral requirement to 100% of the outstanding loan amount, and (3) eliminate the requirement that the Company make prepayments of the secured loan with the proceeds of California state solar rebates received by the Company.

Additionally, the securities purchase agreement provides for the amendment of the terms of the Company’s outstanding Series B Convertible Notes to:

(1)                                  grant voting rights to the holders of the Series B Convertible Notes on an as converted basis, which will require an amendment of the Company’s articles of incorporation before such rights may apply and a failure to effect such amendment within six (6) months of the closing under the securities purchase agreement would be deemed an trigger event under the Series B Convertible Notes;

(2)                                  include certain protective provisions in the Series B Convertible Notes, including limitations on the Company’s ability to effect stock redemptions, incur indebtedness in excess of $500,000, engage in certain merger, acquisition or similar transactions, effecting material changes to the Company’s business, or entering into compensation arrangements with the officers and directors of the Company; and

(3)                                  provide that future interest payments under the Series B Convertible Notes shall be made in warrants with substantially the same terms as set forth in the warrants issued pursuant to the securities purchase agreement.

The securities purchase agreement also requires the Company to seek stockholder approval to amend its articles of incorporation to increase the number of authorized shares.

Suntech Agreement

On September 12, 2008, we entered into a forbearance and repayment agreement with Suntech America, Inc., our largest supplier. The forbearance agreement provides for a payment plan for the approximately $3 million of payables currently due from us to Suntech with interest at 12% per annum. Pursuant to the forbearance agreement, we agreed to pay $1 million on or prior to September 19, 2008, $500,000 on or prior to January 15, 2009, and six payments of $297,558 on a monthly basis beginning on March 15, 2009 until the entire amount is paid in full.

Copies of the foregoing agreements are filed as exhibits to this report and are incorporated into this report by reference.  The description set forth above is qualified in its entirety by reference to the text of such agreements.

Item 3.03     Material Modification to Rights of Security Holders.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1

Securities Purchase Agreement, dated September 12, 2008, by and between the Company and The Quercus Trust, incorporated by reference to Exhibit 4.28 to the Company’s Form 10-K for the year ended May 31, 2008.

4.2	Form of Warrant, dated September 18, 2008, issued by Open Energy Corporation to The Quercus Trust.
10.1

Forbearance and Repayment Agreement dated September 12, 2008 by and between the registrant and Suntech America, Inc., incorporated by reference to Exhibit 10.27 to the Company’s Form 10-K for the year ended May 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

By:	/s/ Dalton W. Sprinkle
Dalton W. Sprinkle General Counsel

Date:  September 18, 2008